Exhibit 1

February 2012 2012 Outlook

Forward looking information

This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the financing agreement entered into with major creditors and other debt agreements, CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON OUR MEXICAN FRS FINANCIAL STATEMENTS Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

2012 guidance

We expect consolidated volumes for cement to grow by 2% and, on a like-to-like basis for the ongoing operations, ready-mix volumes to grow by 5% and aggregates volumes to grow by 3%

Cost of energy, on a per-ton-of-cement-produced basis, expected to decline by about 2%

Total capital expenditures expected to be US$600 million, US$465 million in maintenance capex and US$135 million in strategic capex

No major change expected in cash taxes

We expect no significant difference in our 2012 working capital investments versus 2011, adjusting for the effect of our securitization programs and foreign-exchange fluctuations

No significant change expected in cost of debt, including perpetual and convertible notes

Building blocks for June 2012 covenant compliance

Millions of US dollars

Consolidated Funded Debt as of December 31, 2011

—Expected Consolidated Funded Debt reduction 1H12

Estimated Consolidated Funded Debt as of June 30 2012 1

15,466

~0 to (200)

~15,266 to 15,466

Assuming these debt reduction levels, operating EBITDA during 1H12 would need to grow by at least 1% to 4% vs. reported 1H11 to be in compliance with our 6.5x leverage-ratio covenant as of June 30, 2012

1H12 performance could exceed this required operating EBITDA growth due to:

Stronger expected performance in Mexico, US, South, Central America and the Caribbean and Asia regions to more than offset an expected weaker Mediterranean region and a tough comparison in Northern Europe region Expected incremental transformation savings during 1H12 We are beginning this year with better pricing levels in local-currency terms compared with 2011 average prices in most of our markets

1 Based on exchange rates as of December 31, 2011

Building blocks for December 2012 covenant compliance

Millions of US dollars

Current 2012 operating EBITDA consensus

—Required Consolidated Funded Debt as of December 31, 2012 to be in compliance

Required reduction in Consolidated Funded Debt during 2012 1

2,550

~14,700

~800

Based on exchange rates as of December 31, 2011 Using current operating EBITDA consensus for full-year 2012, a reduction of US$800 million in Consolidated Funded Debt is required to be in compliance with our 5.75x leverage-ratio covenant as of December 31, 2012 The above debt reduction can be achieved with different initiatives Still have some proceeds from the compensation of our Venezuelan assets Free cash flow generation Additional asset sales 2012 Expected Outlook: Selected countries 1 On a like-to-like basis for the ongoing operations

2012 Expected Outlook: Selected countries

Domestic gray cement Ready mix Aggregates

Volumes Volumes Volumes

Consolidated 2% 5% 3%

Mexico 3% 8% 8%

low- to mid-single-digit low- to mid-single-digit low- to mid-single-digit

United States 1 1 1

growth growth growth

Spain (23%) (25%) (30%)

UK 0% (3%) (4%)

France N/A 0% 0%

Germany (1%) (1%) (4%)

Poland 1% (2%) 3%

Colombia 8% 37% 100%

Egypt (8%) (2%) (2%)

Philippines 4% N/A N/A

1 On a like-to-like basis for the ongoing operations